Exhibit 99.1

 Quaker Fabric Reports Second Quarter Financial Results and Dividend

    FALL RIVER, Mass.--(BUSINESS WIRE)--July 22, 2004--QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today reported net sales of $73.1 million, a net loss of $482,000, and a diluted loss per share of ($0.03) for the three-month period ended July 3, 2004; compared to net sales of $73.9 million, net income of $165,000, and diluted earnings per share of $0.01 for the corresponding period of fiscal 2003. Basic earnings (loss) per share for the second quarters of 2004 and 2003 were ($0.03) and $0.01, respectively.
    Results of operations for the first six months of fiscal year 2004 were net sales of $157.5 million, net income of $2.0 million, and diluted earnings per share of $0.11; compared to net sales of $164.1 million, net income of $2.5 million, and diluted earnings per share of $0.15 for the corresponding period of fiscal 2003. Basic earnings per share for the first six months of 2004 and 2003 were $0.12 and $0.15, respectively.
    "The overall weakness in domestic demand for upholstered furniture that negatively affected our first quarter financial results continued to affect our financial performance during the second quarter. In addition, consumer demand for leather and suede furniture coverings remained strong, competing with the Jacquard and plain woven fabrics Quaker produces. Although total revenues for the second quarters of this year and last year were similar, this year's second quarter reflects 13 weeks of operations, and 13 weeks of fixed manufacturing costs, versus last year's 12 weeks - due to a difference in the timing of our annual plant vacation period. As a result, this year's lower weekly production and shipping rates account for most of the 130 basis point decline seen in our quarter-to-quarter gross margin performance, with additional pressure placed on our margins by increases in certain payroll-related expenses, primarily unemployment taxes, throughout the quarter and a decline in our manufacturing performance toward the end of the quarter," commented Larry Liebenow, Quaker's President and CEO.
    Mr. Liebenow continued, "While our domestic fabric sales for the quarter and first half were down 8% and 10%, respectively, compared to last year, our export sales were essentially the same and our yarn sales were up 180% for the quarter and 133% for the six months as a result of our new initiatives in this area. Our balance sheet remains a source of strength, with our total net debt to capital ratio now at 17.8%.
    "Our backlog position was about $21.6 million at the end of the second quarter, down about $2.9 million in comparison to last year. By developing additional programs to take further advantage of our product and service strengths, we intend to build volume at the top line to levels that will allow us to run our operations effectively and produce the strong bottom line results we all want to see," Mr. Liebenow added.
    "Meanwhile, we intend to maintain a sound cost structure and are evaluating several initiatives designed to bring our costs in line with our current demand levels and operating requirements. We will make the adjustments necessary to tackle current and short-term conditions, without losing sight of the importance of investing in the Company's future," Mr. Liebenow said.
    "Looking ahead, two of the factors that can be expected to have a significant effect on our performance during the balance of this year are the retail environment, which has been difficult, and the strength of this year's Fall season, which typically drives up demand levels throughout the industry toward the end of the third quarter and continuing through year-end. Everyone at Quaker remains excited about the fundamental strength of our Company and dedicated to leading Quaker to a stronger performance as conditions improve," Mr. Liebenow concluded.
    Quaker also today announced the declaration of a cash dividend in an amount equal to $0.03 per common share payable on August 18, 2004 to shareholders of record on August 4, 2004.
    Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world. For the year ended January 3, 2004, the Company had net sales of $325.3 million, net income of $7.9 million, and diluted and basic earnings per share of $0.47 and $0.48, respectively.

    THIS PRESS RELEASE CONTAINS "FORWARD LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE LEVEL OF CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS, HIGHER THAN ANTICIPATED COSTS AND LOWER THAN ANTICIPATED PRODUCTION RATES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2003 FORM 10-K.


                       QUAKER FABRIC CORPORATION
                   CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except per share data)

                         STATEMENTS OF INCOME

                     Second Quarter Ended         Six Months Ended
                          (Unaudited)               (Unaudited)

                    July 3, July 5, Percent    July 3, July 5, Percent
                      2004    2003   Change      2004    2003   Change
                   ------- ------- -------- --------- -------- -------

Net sales          $73,132 $73,886    (1.0)% $157,516 $164,111  (4.0)%
Cost of products
 sold               59,733  59,401            125,422  130,659

                   ------- --------          -------- ---------
Gross profit        13,399  14,485    (7.5)%   32,094   33,452  (4.1)%
Selling, general
 and admin.
 expenses           13,381  13,298             27,406   27,549

                   ------- --------          -------- ---------
Operating income        18   1,187    (98.5)%   4,688    5,903 (20.6)%
Other expenses
   Interest expense    860     991              1,707    2,060
   Other expenses,
    (income)           (36)    113                (52)      89
Income before
 provision for
 income taxes         (806)     83 (1,071.1)%   3,033    3,754 (19.2)%
                   ------- --------          -------- ---------
Provision for
 income taxes         (324)    (82)             1,077    1,276

                   ------- --------          -------- ---------
Net income           ($482)   $165   (392.1)%  $1,956   $2,478 (21.1)%
                   ======= ========          ======== =========

Earnings per common
 share - basic      ($0.03)  $0.01   (400.0)%   $0.12    $0.15 (20.0)%
                   ======= ========          ======== =========

Weighted average
 shares outstanding
 - basic            16,820  16,724             16,815   16,570

Earnings per common
 share - diluted    ($0.03)  $0.01   (400.0)%   $0.11    $0.15 (26.7)%
                   ======= ========          ======== =========

Weighted average
 shares outstanding
 - diluted          17,141  16,950             17,224   16,857

Note: Earnings per common share amounts for the quarters and for the six month periods presented have each been calculated separately. Accordingly, quarterly amounts may not add to the six month period amounts.

Ratio analysis:
-------------------
Gross profit margin   18.3%   19.6%              20.4%    20.4%
S.G. & A. as a
 percentage of net
 sales                18.3%   18.0%              17.4%    16.8%
Operating margin       0.0%    1.6%               3.0%     3.6%
Net margin            -0.7%    0.2%               1.2%     1.5%

Order backlog                                 $21,596  $24,510
-------------------


                       CONDENSED BALANCE SHEETS

                                                   July 3,  January 3,
                                                     2004        2004
                                              -----------  -----------
                                                (Unaudited)  (Audited)
Assets
  Current assets:
     Cash and cash equivalents                     $8,101      $5,591
     Accounts receivable                           42,686      44,374
     Inventories                                   46,890      43,987
     Prepaid expenses and other current assets     12,888      12,739
                                              -----------  -----------
      Total current assets                        110,565     106,691

  Property, plant and equipment, net              160,455     162,293
  Goodwill, net of amortization                     5,432       5,432
  Other assets                                      1,820       1,862
                                              -----------  -----------
                                                 $278,272    $276,278
                                              ===========  ===========
Liabilities and Stockholders' Equity
  Current liabilities                             $32,718     $32,523
  Long-term debt and capital leases                40,000      40,000
  Deferred income taxes and other
    liabilities                                    35,076      34,250
  Stockholders' equity                            170,478     169,505
                                              -----------  -----------
                                                 $278,272    $276,278
                                              ===========  ===========
This document contains "forward looking statements," as that term is defined in the federal securities laws. The reader is cautioned that such statements are not guarantees of future performance and that, as a result of various factors, including, but not limited to, the level of customer demand for the Company's products, higher than anticipated costs and lower than anticipated production rates, actual results may differ materially from those projected. For a further discussion of these factors, see the Company's 2003 10-K.



    CONTACT: Quaker Fabric Corporation
             Larry A. Liebenow, 508-646-2264
             Paul J. Kelly, 508-646-2251
             Cynthia L. Gordan, 508-646-2261